Exhibit 3(ii)

Text of Amendments to Bylaws of the Company

RESOLVED, that Article VIII, Section 1, of the Bylaws is hereby amended and restated as follows:

“SECTION 1. -Shares of Stock. Shares of the capital stock of the Corporation may be certificated or, to the extent specified in a resolution of the Board of Directors, uncertificated. If the shares are represented by a certificate, such certificate shall be in such form as is approved by the Board of Directors and shall contain thereon the information required by applicable law. Each shareholder of the Corporation, upon written request to the Corporation, shall be entitled to a certificate signed by the chairperson or a vice chairperson of the Board of Directors or the president or a vice president and the secretary or an assistant secretary or the treasurer or an assistant treasurer of the Corporation, provided that any or all of the signatures on such certificate may be facsimile. In case any officer who has signed such certificate or whose facsimile signature has been placed upon such certificate shall have ceased to be an officer before such certificate is issued, the Corporation may issue such certificate with the same effect as if such person were such officer on the date of issuance. The Board of Directors may provide by resolution that some or all of any or all classes and series of its shares may be represented by uncertificated shares, provided that such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Subject to the foregoing, the Corporation’s common stock, par value $0.01 per share, may be represented by uncertificated shares, as provided in that certain resolution adopted by the Board of Directors on December 18, 2007. Within a reasonable time after the issuance of uncertificated shares, the Corporation shall send to the registered owner thereof a written notice containing the information required by applicable law to be set forth in a share certificate. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated shares of capital stock of a certain class and series shall be identical to the rights and obligations of the holders of certificated shares of capital stock of the same class and series. The Corporation may, at its option, determine to issue certificates notwithstanding the power specified herein to issue uncertificated shares, when the Corporation deems an issuance by certificate more suitable, such as in situations where it is necessary or desirable to be able to enscribe restrictions on transfer or other legends to evidence compliance with securities laws exemptions, contractual restrictions or otherwise, or when a shareholder explicitly requests a share certificate. A transfer agent appointed by the Corporation as provided in Section 4 of this Article may effect any of the functions described herein.”; and

RESOLVED, that Article VIII, Section 2, of the Bylaws is hereby amended and restated as follows:

“SECTION 2. -Share Transfers. Shares of capital stock shall be transferable in the manner provided by law and in the Bylaws. Transfers of shares of capital stock of the Corporation shall be made on the books of the Corporation and no transfer of shares of capital stock shall be valid as against the Corporation for any purpose until such transfer shall have been entered on the books of the Corporation by an entry showing from and to whom transferred. A transfer agent appointed by the Corporation as provided in Section 4 of this Article may effect any of the functions described herein. In the case of certificated shares, such transfer shall be made only by the person(s) named in the certificate or such person(s)’s duly authorized attorneys or legal representatives and upon the surrender of such certificate, properly endorsed for transfer, the payment of all necessary transfer taxes and, if applicable, evidence indicating compliance with any transfer restrictions applicable to such certificate that are contained in an agreement to which the Corporation is a party. Upon such surrender of a share certificate in compliance with this provision, the Corporation shall issue a new certificate or, if permitted under Section 1 of this Article, evidence of the issuance of uncertificated shares to the person entitled thereto, shall cancel the old certificate and shall record the transaction upon the books of the Corporation. In the case of uncertificated shares, such transfer shall be made only upon receipt of proper transfer instructions from the registered owner(s) of such uncertificated shares or such registered owner(s)’s duly authorized attorneys or legal representatives, with such proof of authenticity of signature as the Corporation or the transfer agent may reasonably require, upon the payment of all necessary transfer taxes and, if applicable, evidence indicating compliance with any transfer restrictions applicable to such uncertificated shares that are contained in an agreement to which the Corporation is a party. Upon the receipt of instructions in compliance with this provision, the Corporation shall cancel the uncertificated shares, shall issue new equivalent uncertificated shares (or, if specifically directed by the registered owner or otherwise deemed prudent by the Corporation, certificated shares) to the person entitled thereto and shall record the transaction upon the books of the Corporation. The Board of Directors may from time to time make such additional rules and regulations as it may deem expedient, not inconsistent with these Bylaws, concerning the issue, transfer and registration of certificated shares and uncertificated shares of the Corporation.”